Exhibit 99.1

	Contact: Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773

38 Corporate Circle Albany, NY 12203

www.twec.com	NEWS RELEASE

TRANS WORLD ANNOUNCES THE APPOINTMENT OF MICHAEL C. NAHL
TO ITS BOARD OF DIRECTORS

          Albany, NY, September 16, 2010 — Trans World Entertainment Corporation (NASDAQ: TWMC) today announced that Michael C. Nahl has been appointed to the Company’s Board of Directors. Mr. Nahl is currently a Director and Chairman of the Audit Committee of GrafTech International and is a Director and Audit Committee member of Lindsay Corporation. He is a member of JPMorgan Chase and Company’s Regional Advisory Board and is Managing Director of MCN Asset Management, LLC. Mr. Nahl joined Albany International Corp. in 1981 as Group Vice President, Corporate and served as Senior Vice President and Chief Financial Officer prior to his appointment as Executive Vice President and Chief Financial Officer.

          “Michael Nahl brings extensive financial experience and a history of strong leadership to the Company’s Board of Directors,” commented Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment. “His experience and knowledge makes him an important addition to our team. I am pleased to have Michael on our Board and look forward to working with him.”

          Mr. Nahl will also serve on the Audit and Governance and Nominating Committees.

          Trans World Entertainment is a leading specialty retailer of entertainment software, including music, video and video games and related products. The Company operates retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, www.secondspin.com, and www.suncoast.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.